                          CEDAR SHOPPING CENTERS, INC.
                             44 SOUTH BAYLES AVENUE
                         PORT WASHINGTON, NEW YORK 11050

                                                    CONTACT: LEO S. ULLMAN
                                                             PRESIDENT
                                                             (516) 767-6492

FOR IMMEDIATE RELEASE:
----------------------

         CEDAR SHOPPING CENTERS, INC. - ANNOUNCES FIRST QUARTER RESULTS
         --------------------------------------------------------------

Port Washington, New York - May 14, 2004 - Cedar Shopping Centers, Inc., (NYSE:
"CDR") (the "Company"), today reported net income for the quarter ended March 31, 2004 of $1,343,000, or $0.08 per share, compared to a net loss of $(199,000), or $(0.73) per share, for the same period last year. Per share figures for the first quarter of 2003 have been adjusted to reflect the stock dividend and the subsequent reverse stock split effectuated in 2003. The three month period ended March 31, 2004 represents the first full quarter since completion by the Company of its $178 million common stock offering in late-October 2003.

Highlights
----------

o We increased funds from operations ("FFO") for the first quarter of 2004 to $3,369,000, or $0.20 per share, from a negative $(134,000), or $(0.16) per share for the corresponding quarter of 2003.

o We more than doubled total revenue for the first quarter of 2004 to $11,275,000 compared to $5,284,000 for the first quarter of 2003.

o Net cash flows provided by operating activities increased to $1,835,000 for the quarter ended March 31, 2004 compared with net cash flows used in operating activities of $437,000 for the corresponding quarter of 2003.

o We are, or will be, involved in at least seven redevelopment properties which are expected to come "on stream" and contribute substantially to FFO in 2005.

o Occupancy for the portfolio as of March 31, 2004, including three redevelopment properties, was approximately 88% as of March 31, 2004.

o We have more than $3 million of signed new leases for tenants who are not yet in occupancy.

o The Company will pay dividends at the rate of $0.90 per share which is expected to be fully covered by FFO.

Acquisitions
------------

The Company, during the quarter, acquired two properties containing an aggregate of approximately 379,000 square feet of gross leaseable area ("GLA"). Each property is anchored by a SuperValu Shop `N Save supermarket and each is also anchored by a Lowe's Home Improvement Center (in one case not owned). The aggregate purchase price for the two properties was approximately $34 million. Both are substantially fully leased but have some additional expansion possibilities.

Portfolio
---------

The Company, as of March 31, 2004, had a portfolio of 24 shopping center properties (it acquired an additional property in April), mostly supermarket-anchored community centers, located in four states with approximately 4 million square feet of GLA. The Company expects to conclude several more acquisitions during the balance of the year.

Overview by Management
----------------------

Leo S. Ullman, CEO, in a statement said "the Company expects the full year's results to reflect the benefits of the Company's continued strong acquisition, development and redevelopment programs. While the economic results from these various projects are necessarily back-loaded, they are expected to add to FFO commencing primarily in the fourth quarter of 2004 and, thereafter; they will support our continued growth and the building of an excellent portfolio of primarily supermarket-anchored properties in our mid-Atlantic and Northeast trade area."

Tom O'Keeffe, CFO, noted, "While the Company is doing well with its development/redevelopment properties, its acquisitions pipeline and its current leasing activities, the Company's quarterly FFO was in fact negatively impacted by (i) delayed leasing results of approximately $700,000 and (ii) amortization of approximately $360,000 attributable to the mark-to-market accounting required for the interest rate caps related to its line of credit."

New Leases
----------

The Company presently has signed leases for tenants who have not yet occupied their premises, with annual base rents, excluding reimbursables, of approximately $3.3 million. Rent payments, from these leases, are expected to commence on the following schedule (no revenues from such leases were in fact realized during the first quarter of 2004):



                QUARTER ENDING               ANNUALIZED RENT
                --------------               ---------------
                June 30, 2004                $  448,000
                September 30, 2004              513,000
                December 31, 2004               214,000
                March 31, 2005                       --
                June 30, 2005                   644,000
                September 30, 2005            1,500,000
                                             ----------
                                             $3,319,000
                                             ==========


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


After giving effect to such new leases, the occupancy rate for the portfolio of properties held as of March 31, 2004 would be approximately 94%.

Redevelopment (and Development) Pipeline
----------------------------------------

With respect to its redevelopment (and development) property pipeline, the Company announced that Giant Food Stores, LLC had signed on May 12, an additional amendment to the lease for a new Giant supermarket being built at the Camp Hill Mall, effecting an increase in size from 65,000 sq. ft. to 91,000 sq. ft. (excluding mezzanine areas). This represents a new prototype for Giant supermarkets and will be the largest store in the Giant portfolio. (Giant presently has a 42,000 sq. ft. store at Camp Hill, which will be closed and demolished when the new supermarket is completed). The development of the new prototype has caused some delays in construction; the new store is presently expected to be completed in May 2005, with a store opening expected in June 2005. Annual rents for Giant's supermarket will be increased from approximately $100,000 (less than $2.50 per sq. ft., gross) at the old store to approximately $1.5 million (more than $16 per sq. ft., net) for the new building upon completion. However, interim rental payments of approximately $100,000 per month will commence on September 1, 2004. Management believes that this represents a substantial enhancement to the quality of the Camp Hill redevelopment. Leasing for the balance of the Camp Hill space has progressed and it is expected that the Company will announce substantial completion of pre-leasing by the third quarter of this year.

Other development properties in the pipeline include the potential redevelopment of the Company's properties in Halifax, Newport and Carbondale, PA. The Company's Swede Square redevelopment property (East Norriton, PA), is nearing completion. At the Golden Triangle Shopping Center (Lancaster, PA), construction of the new L.A. Fitness facility has commenced and the Company expects to be able to announce new leases in the near future for additional outparcels and the remaining vacancies in the center by year-end. Management also expects that acquisitions presently projected during 2004 will include properties at Lake Raystown and Huntingdon and at least one other redevelopment property in Pennsylvania. It also expects construction of a ground-up supermarket-anchored development property of approximately 100,000 sq. ft. near Hershey, PA, to commence before year-end with completion in 2005.

Guidance
--------

The Company expects FFO for 2004 to be in a range of $0.90 to $1.00 per share, subject to uncertainties with respect to acquisitions, development and redevelopment activities, leasing activities, and short-term interest rates and assuming $20 million of additional acquisitions in 2004. The Company expects FFO for 2005 to be in the range of $1.10 - $1.20 per share (approximately 20% more than 2004, assuming acquisitions of not more than $60 million, and assuming no additional leasing beyond signed leases as described in the above schedule. These projections are based on management's current expectations and are forward-looking. The Company also expects to pay quarterly dividends of $0.225 per share ($0.90 on an annualized basis) for the remainder of 2004 and 2005.

Interested parties are urged to review the Form 10-Q filed with the Securities and Exchange Commission for the quarter ended March 31, 2004 for further details.

Investor Conference Call
------------------------

Cedar Shopping Centers, Inc. will host a conference call on Monday, May 17, 2004, at 11:00 AM (EDT) to discuss first quarter results. The U.S. dial in number to call for this teleconference is (617) 786-2963. The international dial in number is (800) 901-5241; use participant passcode 78700082. A replay of the conference call will be available from May 17 at 1:00 PM through May 21 at 5:00 PM by using U.S. dial in number (888) 286-8010 and entering the passcode 45884517 (International callers may use dial in number (617) 801-6888 and use the same passcode indicated for U.S. callers).

About Cedar Shopping Centers, Inc.
----------------------------------

Cedar Shopping Centers, Inc., with headquarters in Port Washington, New York, is a fully-integrated, self-administered and self-managed real estate company listed on the New York Stock Exchange. The Company elected REIT status in 1986. Its investments, which total in excess of 4 million sq. ft., are focused primarily in multi-tenant supermarket-anchored shopping centers in eastern Pennsylvania, southern New Jersey, Maryland and Connecticut.

Forward-Looking Statements
--------------------------

Certain statements contained in this Press Release constitute forward-looking statements within the meaning of the securities laws. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general and specific economic and business conditions, which will, among other things, affect demand for rental space, the availability and creditworthiness of prospective tenants, lease rents and the availability of financing; adverse changes in the Company's real estate markets, including, among other things, competition with other companies; risks of real estate development and acquisition; risks of adverse operating results and creditworthiness of current tenants; governmental actions and initiatives; and environmental/safety requirements. Such forward-looking statements speak only as of the date of this report. The Company does not intend, and disclaims any duty or obligation, to update or revise any forward-looking statements set forth in this release to reflect any change in expectations, change in information, new information, future events or circumstances on which such information was based.

Non-GAAP Financial Measures - FFO
---------------------------------

The Company considers funds from operations ("FFO") to be a relevant and meaningful supplemental measure of the performance of the Company because it is predicated on a cash flow analysis, contrasted with net income, a measure predicated on GAAP, which gives effect to non-cash items such as depreciation. The Company computes FFO in accordance with the "White Paper" on FFO published by the National Association of Real Estate Investment Trusts ("NAREIT"), as income before allocation to minority interests (computed in accordance with GAAP), excluding gains or losses from debt restructurings and sales of property, plus depreciation and amortization, and after preferred stock distributions and adjustments for partially owned partnerships and joint ventures. In computing FFO, the Company does not add back to net income the amortization of costs incurred in connection with its financing activities or depreciation of non-real estate assets, but does add back to net income those items that are defined as "extraordinary" under GAAP. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to cash flow as a measure of liquidity. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another. FFO is not necessarily indicative of cash available to fund ongoing cash needs.

The following table sets forth the Company's calculations of FFO:


                                                  Three months ended March 31,
                                                  ----------------------------
                                                      2004            2003
                                                  ------------    ------------

Net income (loss)                                 $  1,343,000    $   (199,000)
Add (deduct):
Depreciation and amortization                        2,192,000         725,000
Limited partners' interest                              36,000        (403,000)
Minority interests                                     168,000         134,000
Amounts distributable to minority partners            (370,000)       (391,000)
                                                  ------------    ------------
Funds from (used in) operations                   $  3,369,000    $   (134,000)
                                                  ============    ============
Weighted average shares/units outstanding (1)       16,895,000         842,000
FFO per share/unit outstanding                    $       0.20           (0.16)

(1) Assumes conversion of OP Units

                          CEDAR SHOPPING CENTERS, INC.
                           CONSOLIDATED BALANCE SHEETS


                                                  MARCH 31,       DECEMBER 31,
                                                     2004            2003
                                                 (UNAUDITED)       (AUDITED)
                                                -------------    -------------
ASSETS
Real estate
Land                                            $  67,875,000    $  61,764,000
Buildings and improvements                        298,877,000      268,991,000
                                                -------------    -------------
                                                  366,752,000      330,755,000
Less accumulated depreciation                      (8,199,000)      (6,174,000)
                                                -------------    -------------
Real estate, net                                  358,553,000      324,581,000

Cash and cash equivalents                           3,871,000        6,154,000
Cash at joint ventures and restricted cash          6,420,000        6,208,000
Rents and other receivables, net                    3,333,000        3,269,000
Other assets                                        7,838,000        2,999,000
Deferred charges, net                               8,676,000        6,526,000
                                                -------------    -------------
TOTAL ASSETS                                    $ 388,691,000    $ 349,737,000
                                                =============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgage loans payable                          $ 149,456,000    $ 144,983,000
Line of credit                                     53,650,000       17,000,000
Accounts payable, accrued expenses, and other       4,565,000        5,616,000
Deferred liabilities                               15,423,000       14,520,000
                                                -------------    -------------
TOTAL LIABILITIES                                 223,094,000      182,119,000
                                                -------------    -------------

Minority interests                                 12,114,000       12,435,000
Limited partners' interest in consolidated
  Operating Partnership                             3,991,000        4,035,000

SHAREHOLDERS' EQUITY
Common stock  ($.06 par value,
  50,000,000 shares authorized,
  16,456,000 shares issued and outstanding)           987,000          987,000
Treasury stock  (319,000 shares, at cost)          (3,669,000)      (3,669,000)
Accumulated other comprehensive (loss) gain          (319,000)          47,000
Additional paid-in capital                        152,493,000      153,783,000
                                                -------------    -------------
TOTAL SHAREHOLDERS' EQUITY                        149,492,000      151,148,000
                                                -------------    -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY      $ 388,691,000    $ 349,737,000
                                                =============    =============

                          CEDAR SHOPPING CENTERS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                               THREE MONTHS ENDED MARCH 31,
                                               ----------------------------
                                                   2004            2003
                                               ------------    ------------
REVENUES
Rents                                          $  8,809,000    $  4,136,000
Expense recoveries                                2,360,000       1,145,000
Interest and other                                  106,000           3,000
                                               ------------    ------------
Total Revenues                                   11,275,000       5,284,000

EXPENSES
Operating, maintenance and management             2,740,000       1,730,000
Real estate and other property-related taxes      1,100,000         620,000
General and administrative                          642,000         523,000
Depreciation and amortization                     2,722,000         841,000
Interest                                          2,524,000       2,038,000
                                               ------------    ------------
Total Expenses                                    9,728,000       5,752,000

Income (loss) before the following:               1,547,000        (468,000)
Minority interests                                 (168,000)       (134,000)
Limited partners' interest                          (36,000)        403,000
                                               ------------    ------------
Net income (loss)                              $  1,343,000    $   (199,000)
                                               ============    ============
Net income (loss) per share                    $       0.08    $      (0.73)
                                               ============    ============
Dividends to shareholders                      $  2,633,000    $         --
                                               ============    ============
Dividends to shareholders per share            $       0.16    $         --
                                               ============    ============
Average number of shares outstanding             16,456,000         274,000
                                               ============    ============

                    CEDAR SHOPPING CENTERS, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (UNAUDITED)


                                                               THREE MONTHS ENDED MARCH 31,
                                                               ----------------------------
                                                                    2004              2003
                                                               ------------    ------------
CASH FLOW FROM OPERATING ACTIVITIES
Net income (loss)                                              $  1,343,000    ($   199,000)
Adjustments to reconcile net income (loss)
   to net cash provided by (used in)
   operating activities:
Non-cash provisions:
Minority interests                                                   11,000          43,000
Straight-line rents                                                (262,000)       (119,000)
Limited partners' interests                                          36,000        (403,000)
Depreciation and amortization                                     2,722,000         841,000
Amortization of intangible lease liabilities                       (425,000)       (169,000)
Other                                                               (34,000)           --
Changes in operating assets and liabilities:
Decrease in  joint venture cash                                     165,000         101,000
Decrease (increase) in rents and other receivables                  198,000        (350,000)
(Increase) in other assets                                         (868,000)       (659,000)
(Decrease) increase in accounts payable and accrued expenses     (1,051,000)        477,000
                                                               ------------    ------------
  Net cash provided by (used in) operating activities             1,835,000        (437,000)
                                                               ------------    ------------

CASH FLOW FROM INVESTING ACTIVITIES
Expenditures for real estate and improvements                   (30,177,000)    (20,661,000)
(Increase) decrease in construction/improvement escrows            (377,000)        510,000
                                                               ------------    ------------
  Net cash (used in) investing activities                       (30,554,000)    (20,151,000)
                                                               ------------    ------------

CASH FLOW FROM FINANCING ACTIVITIES
Proceeds from mortgage financings                                   723,000      15,769,000
Mortgage repayments                                              (6,243,000)       (258,000)
Line of credit and other interim financings                      36,650,000        (727,000)
Contributions from minority interest partners                          --         3,740,000
Distributions to minority interest partners                        (332,000)       (205,000)
Distributions to common shareholders                             (2,633,000)           --
Distributions to limited partners                                   (70,000)           --
Deferred financing costs and other, net                          (1,659,000)        100,000
                                                               ------------    ------------
  Net cash provided by financing activities                      26,436,000      18,419,000
                                                               ------------    ------------

Net decrease in cash and cash equivalents                        (2,283,000)     (2,169,000)
Cash and cash equivalents at beginning of the period              6,154,000       3,827,000
                                                               ------------    ------------
Cash and cash equivalents at end of period                     $  3,871,000    $  1,658,000
                                                               ============    ============

SUPPLEMENTAL DISCLOSURE OF CASH ACTIVITIES
Interest paid                                                  $  2,489,000    $  1,967,000
                                                               ============    ============

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Assumption of mortgage loan payable                            $  9,993,000    $       --
                                                               ============    ============



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